SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                      ------------------------------------

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                      ------------------------------------

      Date of Report (date of earliest event reported): November 23, 1998

                      ------------------------------------

                              I-LINK INCORPORATED
             (Exact name of registrant as specified in its charter)

                      ------------------------------------

             Florida                  0-17973                  59-2291344
  (State or other jurisdiction   (Commission File           (I.R.S. Employer
        of incorporation)             Number)              Identification No.)

         13751 South Wadsworth Park Drive, Suite 200, Draper, UT  84020
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (801) 576-5000


                      ------------------------------------

Item 5.      Other Events

   On November 23, 1998 I-Link reached an agreement in principal for a new financing arrangement with Winter Harbor, LLC. ("Winter Harbor"), a significant shareholder of the Company and an entity with which the Company has other existing financing arrangements. Winter Harbor will provide to I-Link a new bridge loan facility of up to $8,000,000, which can be drawn down in increments of up to $1,000,000. The maturity date for the bridge loan facility is October 31, 1999. The bridge loan will be junior to the Company's existing debt to Winter Harbor and shall be pari passu with the balance of the Company's general obligations. The bridge loan will be secured by the assets of the Company via a second priority lien that will be junior to the existing first lien granted by the Company to Winter Harbor. Amounts drawn against the bridge loan will bear interest at rates which increase from quarter to quarter over the life of the loan. The initial interest rate will be the Wall Street Journal Prime Rate plus four points. The rate will increase by one point per every succeeding three month period subject to a maximum rate equal to the Wall Street Journal Prime Rate plus seven points. To date, I-Link has drawn $3,241,712 against the bridge loan. For each ten dollars of bridge loan drawn, I-Link will issue to Winter Harbor a warrant to purchase one share of common stock, at an exercise price of
2.78 per share, which price is adjustable, subject to a minimum exercise price of $1.25 per share. The warrants shall have a maturity date of 7.5 years from the date of issue, and will have demand and piggy back rights. If the Company elects not to repay all amounts drawn down on the bridge loan by February 1, 1999, it may, in lieu thereof, issue additional warrants to Winter Harbor, so that the total number of warrants issued would increase to one warrant for each one dollar outstanding. The Company is required to obtain shareholder approval pursuant to the maintenance criteria of the Nasdaq Stock Market in connection with such an election not to repay all amounts drawn down on the bridge loan by February 1, 1999.

   Additionally, Winter Harbor shall assist I-Link in obtaining a standby letter of credit in the amount of $3,000,000, by acting as the account party thereto, to secure additional capital leases of equipment and telephone lines relative to the proposed expansion of I-Link's telecommunications network. For such assistance with respect to the standby letter of credit, I-Link will pay Winter Harbor a facility fee of 1% per annum on the undrawn portion of the letter of credit, and will issue to Winter Harbor warrants to purchase 300,000 shares of common stock on the same terms as the bridge loan warrants. In the event that (i) the Company elects not to repay all amounts drawn down on the bridge loan by February 1, 1999 or (ii) the standby letter of credit is drawn upon, then Winter Harbor will receive similar warrants to purchase an additional 2,700,000 shares of common stock.

   Finally, I-Link is to initiate a rights offering for $20,000,000 of a new Series N Convertible Preferred Stock (the "Series N") with a liquidation value of $1,000 per share. The Series N shall be convertible into shares of I-Link common stock at the lower of: (i) a conversion rate to be determined; (ii) 110% of the average trading price of the common stock for any 20 day period subsequent to issuance; (iii) the price at which common stock or common stock equivalents are issued in the future; and (iv) the exercise price or conversion rate of any new options, warrants, preferred stock or other convertible security. In no event shall the conversion rate be less than $1.25. Winter Harbor is obligated to exchange any indebtedness under the bridge loan on a dollar-for-dollar basis for shares of Series N, and Winter Harbor will have the option to purchase any shares of Series N not subscribed for by others in the rights offering.

   THE FOREGOING DESCRIPTION IS SUBJECT TO THE NEGOTIATION OF THE DEFINITIVE AGREEMENTS AND IS SUBJECT TO THE FINAL AGREEMENTS, COPIES OF WHICH WILL BE APPENDED AS EXHIBITS TO ONE OF THE COMPANY'S PERIODIC REPORTS HEREAFTER FILED BY THE COMPANY UNDER THE SECURITIES EXCHANGE ACT OF 1934 FOLLOWING NEGOTIATION AND EXECUTION OF THE AGREEMENTS.


                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       I-LINK INCORPORATED
                                       (Registrant)


Dated: December 16, 1998               By: /s/ John W. Edwards
                                         John W. Edwards, President and
                                         Chief Executive Officer


Dated: December 16, 1998               By: /s/ Karl S. Ryser, Jr.
                                         Karl S. Ryser, Jr.
                                         Chief Financial Officer